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                                                                      Exhibit 5

                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 2nd day of January, 1995 by and between American Maize-Products Company (the "Company"), a Maine corporation with offices at 250 Harbor Drive, Stamford, CT 06902 and Edward P. Norris (the "Executive"), a natural person residing at 104-40 Queens Boulevard, Forest Hills, NY 11375.

                              W I T N E S S E T H

                  WHEREAS, the Executive is presently employed as Vice President and Chief Financial Officer of the Company; and

                  WHEREAS, the Company desires to continue to employ the Executive as Vice President and Chief Financial Officer of the Company; and

                  WHEREAS, the Executive desires to continue to be employed by the Company in such capacities.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                  1. Term. The Company hereby offers to continue to employ the Executive as Vice President and Chief Financial Officer of the Company, and the Executive hereby accepts such employment. This Agreement shall be effective as of the date hereof and shall continue to be effective for the period ending on the "Expiration Date" (such period being hereinafter referred to as the "Term"). The "Expiration Date" shall initially be December 31, 1997, but effective as of December 31, 1995 and as of each December 31 thereafter, the Term shall automatically be extended one additional year and the Expiration Date will be adjusted accordingly, unless, not later than the preceding July 1 of such year, the Chief Executive Officer on behalf of the Company or the Executive shall have given notice to the other that the Term shall not be so extended. The period measured from the date hereof through the Expiration Date (as applicable from time to time), determined without regard to termination of the Executive's employment hereunder on any earlier date, is hereinafter referred to as the "Period of Service."

                  2. Services and Duties. While he is employed during the Term, the Executive agrees to serve the Company as Vice President and Chief Financial Officer. In such capacity, Executive shall perform all reasonable acts customarily associated with such position.

                  3. Compensation and Benefits. While employed by the Company, during the Term, the Executive shall receive the following compensation and benefits:

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                  (a) Base salary in the amount of Two Hundred Twelve Thousand
         Dollars ($212,000) per annum, payable in semi-monthly installments and subject to such deductions as required by law, due in respect of the various employee benefit plans in which the Executive participates or as otherwise agreed by the Executive. Executive's base salary will be reviewed annually by the Compensation Committee of the Board of Directors for possible increases based upon Executive's performance.

                  (b) Annual incentive compensation based on individual and company performance targets to be mutually agreed upon each year by the parties. The amount of the annual incentive compensation payable will be determined under the Company's management incentive plan (or any successor plan) in effect from time to time, it being understood that the annual incentive compensation "target" rate under the current plan shall be forty percent (40%) of Executive's annual base salary.

                  (c) Benefit programs made available from time to time by the Company to executives and/or other salaried employees, including but not limited to the Company's retirement plans; 401(k) plan; executive life insurance program; medical and dental plan; short-term and long-term disability coverage; vacation and holidays.

                  (d) Stock options, restricted stock awards and/or stock appreciation rights or any similar equity incentive rights as determined by the Compensation Committee of the Board of Directors of the Company.

                  4. Business Expense Reimbursement. While employed by the Company, during the Term, Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket expenses incurred by him in performing services hereunder, subject to appropriate documentation.

                  5. Termination of Employment.

                  (a) Death or Disability. Executive's employment shall terminate upon his death or "disability," as hereinafter defined. For purposes of this Agreement, the Executive shall be deemed to have terminated employment as a result of a "disability" if (1) for medical reasons he is unable to perform his material duties to the Company for a total of six (6) months, whether or not consecutive, in any twelve (12) month period and (2) subject to applicable law, the Company terminates the Executive's employment as a result of such "disability" by written notice. The initial determination of the "medical reasons" shall be made by a physician chosen by the Company whereby the Executive shall submit to a reasonable medical examination. If the Executive shall dispute such initial determination, the Executive shall submit to a reasonable medical examination by a physician chosen by the Executive. If the Executive shall continue to dispute the initial determination, the final determination shall be made by majority vote of three physicians,

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one the Executive's chosen physician, one the Company's chosen physician, and one chosen by such two physicians. Such final determination will be final and binding for all purposes hereunder.

                  (b) Termination for "Cause". The Company may terminate the Executive's employment for "cause." For purposes of this Agreement, the Executive's employment shall be considered to have been terminated for "cause" if such termination occurs on account of:

                  (i) the Executive's conviction by a court of competent jurisdiction of any crime constituting a felony under the laws of the United States or one of its political subdivisions (or the Executive's plea of guilty or no lo contendere to a charge of any such crime); and

                  (ii) the Executive engaging in willful misconduct in the performance of his material duties to the Company resulting in demonstrable economic harm to the Company.

                  (c) Termination for "Good Reason". The Executive may terminate his employment for "good reason." For purposes of this Agreement, "good reason" means the occurrence of one of the following:

                  (i) the Executive suffers any diminution in his position, title, reporting relationship, responsibilities or authority; or

                  (ii) the Executive is assigned additional responsibilities without appropriate remuneration or that unreasonably increase his work load; or

                  (iii) the adverse and substantial alteration of the nature and quality of the secretarial and administrative support provided to the Executive; or

                  (iv) the Executive suffers a decrease in his level of compensation because of one or more of the following:

                           (A) the Executive's then-current level of base salary
                  as described in Section 3(a) is reduced; or

                           (B) with respect to any fiscal year of the Company,
                  the Company fails to provide the Executive with annual incentive compensation which is based on terms and conditions (including, but not limited to, the targeted percentage of annual base salary payable) comparable to those described in
                  Section 3(b); or

                           (C) the Executive suffers a significant reduction in
                  employee benefit coverages (including but not limited to those programs and

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                  arrangements described in Section 3(c)) that are provided to the Executive; or

                  (v) without the Executive's prior written consent, the Executive's office location is relocated by more than twenty-five (25) miles from the existing location; provided, that, such relocation increases the distance from the Executive's principal residence to such office.

                  6. Consequences of Termination of Employment.

                  (a) Without "Cause" or for "Good Reason". In the event that the Company terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" and subject to the conditions set forth below, the Company shall provide the following payments and benefits (each of which shall be calculated without regard to any reduction or change that constitutes "good reason") to the Executive for the Period of
Service:

                  (i) The Company shall continue to pay to Executive the semi-monthly base salary amounts under Section 3(a).

                  (ii) The Company shall continue to make incentive compensation payments to the Executive under Section 3(b) in the amounts equivalent to his "targeted" incentive compensation under the management incentive plan in effect at the time of his termination.

                  (iii) To the extent provided below in Sections A, B and C, the Executive shall continue to participate in the Company benefit programs (including without limitation the Company's retirement plans; 401(k) plan; executive life insurance program; medical and dental plan; short-term and long-term disability coverage; accident insurance coverage; Section 125 cafeteria plan) under Section 3(c) as described herein.

                           A. Welfare Benefits. All employee welfare benefit coverage shall apply to the Executive and any of his dependents who would have been eligible for coverage if the Executive had continued to be employed by the Company for the remaining Period of Service. The Executive shall be required to make all employee contributions due in respect of the benefit coverage on the same basis as active employees of the Company. At the expiration of the Period of Service, the Executive shall be treated as a then terminating employee of the Company with respect to the right to elect continued medical and dental coverages in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto and with respect to any similar welfare benefit continuation rights. The Executive shall receive age and service credit during the Period of Service for purposes of retiree medical coverage.

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                           B. Retirement Plan Benefits. The Executive  shall
         continue active participation under the Company's tax-qualified and supplemental defined benefit plans or any other tax qualified or supplemental defined benefit plan of the Company or an affiliate in which the Executive actively participates at the time of his termination of employment ("Retirement Plans"), until the expiration of the Period of Service. The calculation of Employee's pension benefit under the Retirement Plans shall include credit for the amounts paid under Sections 6(a)(i) and 6(a)(ii) and the duration of such payments for purpose of determining length of service and age, and amounts equivalent to the resulting benefit shall be paid out of a non- qualified plan to the extent necessary to preserve the tax-qualified status of any defined benefit plans intending to be tax qualified. The Company shall take all necessary action to effectuate the foregoing including amending the supplemental plan.

                           C. 401(k) Plan Benefits. The Executive shall continue active participation under the Company's 401(k) Plan, or any other tax qualified (or supplemental, if applicable) defined contribution plan of the Company or an affiliate in which the Executive actively participates at the time of his termination of employment ("401(k) Plans") until the expiration of the Period of Service. To the extent necessary to preserve tax-qualified status of any defined contribution plan intended to be qualified, the Executive may instead receive a lump-sum cash payment promptly following his termination of employment equal to the aggregate employer contributions that would have been made on behalf of the Executive under the 401(k) Plans until the expiration of the Period of Service, assuming he had elected to make the maximum contributions under the 401(k) Plan that is subject to employer contributions.

                  (iv) Stock options which have been awarded to Executive prior to his termination shall become immediately fully vested and exercisable and shall remain exercisable until the earlier of their expiration date or the third anniversary of termination of his employment and the Company hereby agrees that all actions and consents that are required to be taken or obtained in order to effectuate the foregoing shall be so taken or obtained.

                  In addition, the Company shall pay to the Executive any portion of accrued but unpaid base salary, incentive compensation payments, stock option and equity incentive rights and employee benefits to which the Executive is entitled up until the date of the Executive's termination of employment.

                  (b) Any Other Termination of Employment. In the event of termination by the Company of the Executive's employment for "cause" under
Section 5(b), termination of employment by the Executive other than for "good reason," termination of the Executive's employment due to death or disability or any other termination of the Executive's employment other than as described in
Section 6(a), the Executive shall be entitled to his (i) accrued base salary through the date of termination, (ii) incentive compensation bonus which has been accrued but not yet paid, for any completed fiscal

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year of the Company ending prior to termination of employment, and (iii)
employee benefits (in accordance with the terms of the applicable payroll practices and benefit programs).

          7. Excise Tax Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the benefit of the Executive is a "parachute payment" (within the meaning of Section 280G(b) (2) of the Code), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a "Payment"), and would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), concurrent with the making of such Payment, the Company shall pay to the Executive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment.

          8. No Obligation to Mitigate. It is further agreed that the Executive shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligation to make the payments and provide the benefit coverages required under this Agreement. In addition, the Company's obligation to make the payments and provide the benefits required under this Agreement shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which the Company may have against the Executive.

          9. Confidential Information. The Executive shall not during the period of his employment or at any time thereafter disclose or communicate to any unauthorized person, firm or corporation, or use for his own purposes, trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or any of its affiliates which is not generally known to the public and shall use his best efforts to prevent the publication or disclosure by any person of any such secret, information, knowledge or data. All documents and objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Executive to the Company upon the termination of the Executive's employment or at any earlier time requested by the Company.

          10. Non-Assignment; Successors. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable; provided, however, all of the Executive's rights to compensation following his death shall inure to the benefit of his heirs, estate, personal representatives or designees or other legal representatives as the case may be. Any person, firm or corporation (including, if applicable, any ultimate parent entity thereof) succeeding to the business of the Company by merger, purchase,


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consolidation or otherwise shall assume by contract or operation of law all obligations of the Company hereunder.

          11. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

          12. Entire Agreement. This Agreement constitutes the entire agreement among the parties respecting the subject matter hereof and supersedes any prior agreements respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

          13. Notice. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

          Notice to the Company shall be addressed to:

                           American Maize-Products Company
                           250 Harbor Drive
                           Stamford, CT 06902

          Notice to the Executive shall be addressed to him at the executive offices of the Company, with a copy to him at his home address at:

                           104-40 Queens Boulevard
                           Forest Hills, NY 11375

          Such notice shall be deemed effectively given on the date personally delivered or five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

          14. Governing Law. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Connecticut and the parties submit to the jurisdiction of the courts of the State of Connecticut for the purpose of any actions or proceedings which may arise with respect to this Agreement.

          15. Legal Expenses. The Company shall bear the expense of the Executive of any dispute or controversy arising under or in connection with this Agreement (including reasonable attorneys' fees and expert fees). In no event shall the

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Executive be required to reimburse the Company for any of the costs or expenses relating to any proceeding, including any enforcement proceeding of this Agreement.

          16. Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.

          17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as each such party shall have executed a counterpart.

          IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

                                 AMERICAN MAIZE-PRODUCTS COMPANY

                                 By: /s/ Patric J. McLaughlin
                                     ------------------------------------------
                                     Patric J. McLaughlin
                                     President and Chief Executive Officer


                                     /s/ Edward P. Norris
                                     ------------------------------------------
                                     Edward P. Norris, Executive